Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces
Results for Third Quarter 2013

•	Third quarter 2013 revenue and adjusted EBITDA of $1.2 billion and $33 million, respectively

•	Cumberland Mine resumed full production after extensive remediation efforts and longwall move

•	Liquidity position maintained at approximately $2 billion, including approximately $1 billion in cash and marketable securities

•	Non-cash goodwill impairment charge of $253 million and increase in loss contingency accruals of $115 million in Q3

•	Sustainable incremental cost reductions of more than $200 million anticipated annually, to be fully realized in 2014

•	Operational footprint optimization substantially completed; introducing 2014 guidance

BRISTOL, Va., October 31, 2013-Alpha Natural Resources, Inc. (NYSE: ANR), a leading U.S. coal producer, reported a third quarter 2013 net loss of $458 million or $2.07 per diluted share compared with a net loss of $46 million or $0.21 per diluted share in the third quarter of 2012. Excluding the items described in our “Reconciliation of Adjusted Net Loss to Net Loss,” the third quarter 2013 adjusted net loss was $134 million or $0.61 per diluted share compared with adjusted net loss of $36 million or $0.16 per diluted share in the third quarter of 2012.

Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) for the third quarter of 2013 was a loss of $341 million, compared with EBITDA of $144 million in the year ago period. Excluding the items described in our “Reconciliation of EBITDA and Adjusted EBITDA to Net Loss,” the third quarter 2013 Adjusted EBITDA was $33 million, compared with $179 million in the third quarter of 2012.

Quarterly Financial & Operating Highlights
(millions, except per-share and per ton amounts)

	Q3 2013	Q2 2013	Q3 2012
Coal revenues	$1,028.8	$1,123.2	$1,455.7
Net loss	($458.2)	($185.7)	($46.1)
Net loss per diluted share	($2.07)	($0.84)	($0.21)
Adjusted net loss[1]	($134.4)	($121.0)	($35.7)
Adjusted net loss per diluted share[1]	($0.61)	($0.55)	($0.16)
EBITDA[1]	($341.1)	$3.0	$143.9
Adjusted EBITDA[1]	$33.4	$76.4	$178.5
Tons of coal sold	21.8	21.6	27.9
Weighted average coal margin per ton	$2.47	$2.72	$7.73
Adjusted weighted average coal margin per ton[1]	$2.69	$3.90	$7.68

1.
These are non-GAAP financial measures. A reconciliation of adjusted net loss to net loss, EBITDA and adjusted EBITDA to net loss, and adjusted cost of coal sales per ton to cost of coal sales per ton are included in tables accompanying the financial schedules. Adjusted weighted average coal margin per ton is defined as the weighted average total sales realization per ton, less the adjusted weighted average total cost of coal sales per ton.

“During the third quarter, Alpha once again demonstrated its commitment to best-in-class safety performance, with two of our operations, the Chesterfield preparation plant and the Roaring Fork No. 4 facility, receiving Sentinel of Safety awards. In addition, our Enterprise No. 9 and Sidney M3 operations have been recognized by Kentucky with Underground Safety Awards,” said Kevin Crutchfield, chairman and CEO. “I would like to personally commend our entire workforce for their constant dedication to Alpha’s principles of Running Right.”

“Although our third quarter results this quarter reflect the tough market environment and downtime at our Cumberland mine, we are encouraged that the metallurgical coal market appears to be gradually improving from its recent apparent low point, and domestic thermal coal inventories have trended down, planting the seeds for healthier market conditions in the future,” Mr. Crutchfield continued. “Regardless, we are not standing still and we continued to make significant progress this quarter enhancing our competitiveness and flexibility by managing those aspects of our business within our direct control.”

Key recent actions include:

•	Returning the Cumberland longwall to full production in mid-August, at the early end of the projected timeframe;

•	Arranging for the relaxation of the interest coverage covenant in Alpha’s secured credit facility through 2016;

•	Substantially completing our mine optimization and right-sizing actions;

•	Developing a plan to further reduce operating and support expenses by at least $200 million annually in 2014 and beyond; and

•	Reducing capital expenditures, which we now expect to be within a range of $260 million to $290 million in 2013.

As of September 30, 2013, Alpha maintained total liquidity at approximately $2 billion, with cash and marketable securities of approximately $1 billion, levels that have remained essentially flat throughout this year. However, cash outlays in the fourth quarter of 2013 of approximately $42 million for our annual lease-by-application (LBA) bonus bid payment in the Powder River Basin and approximately $38 million for the satisfaction of our commitment to fund an industry safety trust fund by year-end, along with scheduled cash interest payments that are concentrated in the second and fourth quarters, are anticipated to reduce Alpha’s year-end cash and liquidity from current levels.

Additionally, Alpha has made significant progress toward reaching a tentative understanding to settle for $265 million the securities class action brought by Massey stockholders in early 2010 alleging deficiencies in Massey’s disclosures of safety information.  Additional material terms must still be negotiated.  If a definitive settlement agreement is achieved and approved by the court, the settlement would result in the dismissal of the action.  Alpha expects insurance recoveries of approximately $70 million to help cover the cost of the settlement.  In connection with these developments, Alpha recorded an increase in its loss contingency accruals of approximately $115 million in the third quarter.  Alpha plans to continue settlement discussions in an effort to resolve all outstanding issues, including the form of consideration. Whether Alpha can resolve those issues, and when, remains uncertain, but if the case can be resolved, it would staunch the uncertainty, distraction, risks and potential costs that pursuing this litigation would involve, and would close the book on the most significant Massey-related litigation issues passed to Alpha in the acquisition.

Financial Performance

•
Total revenues in the third quarter of 2013 were $1.2 billion compared with $1.6 billion in the third quarter of 2012, and coal revenues were $1.0 billion, down from $1.5 billion in the year-ago period. The decreases in total revenues and coal revenues were primarily attributable to lower average realizations for metallurgical and steam coal, and lower shipments of both Eastern and Western steam coal. Freight and handling revenues and other revenues were $136 million and $26 million, respectively, during the third quarter of 2013, versus $154 million and $24 million, respectively, in the third quarter of 2012.

During the third quarter of 2013, metallurgical coal shipments were 5.0 million tons, compared with 4.9 million tons in the third quarter of 2012 and 5.6 million tons in the prior quarter. Alpha shipped 10.1 million tons of PRB coal during the quarter, compared with 13.2 million tons in the year-ago period and 8.8 million tons in the prior quarter. Eastern steam coal shipments were 6.7 million tons, compared with 9.8 million tons in the year-ago period and 7.2 million tons in the prior quarter. The average per ton realization on metallurgical coal shipments in the third quarter was $94.73, down from $129.96 in the third quarter last year and $100.95 in the prior quarter. Third quarter 2013 average per ton realizations for metallurgical coal were lower than the second quarter due to a combination of lower quarterly prices for export shipments and reduced high quality shipments partly due to a work stoppage at a customer’s facility. The average per-ton realization for PRB shipments was $12.58, compared with $12.87 in the third quarter last year and $12.37 in the prior quarter. The per-ton average realization for Eastern steam coal shipments was $63.21, compared with $66.40 in the year-ago period and $62.54 in the prior quarter.

•
Including a goodwill impairment charge of $0.3 billion, total costs and expenses during the third quarter of 2013 were $1.7 billion, compared with $1.7 billion in the third quarter of 2012 and $1.5 billion in the second quarter of 2013. Cost of coal sales was $1.0 billion, compared with $1.3 billion in the year-ago period and $1.1 billion in the prior quarter. Despite the extended downtime at the Cumberland Mine, the cost of coal sales in the East averaged $74.93 per ton, compared with $75.84 in the third quarter last year and $76.41 in the prior quarter. Excluding $0.41 per ton of merger-related expenses, the adjusted cost of coal sales in the East averaged $74.52 per ton, compared with $75.93 in the third quarter last year, which excluded $0.09 per ton of merger-related benefit, and $74.42 in the second quarter of 2013, which excluded $0.17 per ton of merger-related expense and a $1.82 per ton impact from provision for regulatory costs. The cost of coal sales per ton for Alpha Coal West’s PRB mines was $9.29 during the third quarter of 2013, compared with cost of coal sales per ton of $9.40 in the third quarter of 2012 and $10.08 in the prior quarter.

•
Selling, general and administrative (SG&A) expense in the third quarter of 2013 was $39 million, compared with SG&A expense of $50 million in the third quarter of 2012, with the decrease primarily reflecting lower overhead costs resulting from Alpha’s restructuring efforts. Depreciation, depletion and amortization (DD&A) decreased to $196 million during the third quarter of 2013 from $239 million in the year-ago period primarily due to lower cost depletion resulting from lower thermal coal production volumes and lower depreciation as a consequence of continuing capital expenditure constraint. Amortization of acquired intangibles, net, was an expense of $3 million during the third quarter of 2013, compared with a benefit of $12 million last year, primarily due to the completion of shipments under many of the coal supply agreements acquired from Massey.

•	Including the impact of a goodwill impairment charge of $253 million resulting from a longer than expected recovery period in the metallurgical markets and lower production and shipment levels compared with previous estimates, Alpha recorded a net loss of $458 million, or $2.07 per diluted share, during the third quarter of 2013, compared with a net loss of $46 million, or $0.21 per diluted share, during the third quarter of 2012. The year-over-year increase in Alpha’s net loss is primarily attributable to lower average realizations for metallurgical and steam coal, lower shipments of both Eastern and Western steam coal, and the previously described increase to loss contingency accruals and the goodwill impairment charge.

Excluding the items described in our “Reconciliation of Adjusted Net Loss to Net Loss,” the third quarter 2013 adjusted net loss was $134 million, or $0.61 per diluted share, compared with adjusted net loss of $36 million, or $0.16 per diluted share, in the third quarter of 2012.

•
EBITDA was a loss of $341 million in the third quarter of 2013, compared with EBITDA of $144 million in the year ago period. Excluding the items described in the “Reconciliation of EBITDA and Adjusted EBITDA to Net Loss,” adjusted EBITDA was $33 million in the third quarter of 2013, compared with $179 million in the third quarter of 2012. The longwall production outage and longer than scheduled longwall move at the Cumberland mine is estimated to have reduced third quarter Eastern steam coal shipments and adjusted EBITDA by approximately 700,000 tons and $30 million, respectively.

Year-to-Date Results

•
For the first nine months of 2013, Alpha reported total revenues of $3.9 billion, including $3.3 billion in coal revenues, compared with total revenues of $5.4 billion and coal revenues of $4.7 billion during the first nine months of 2012. The year-over-year decreases in both total revenues and coal revenues were primarily attributable to lower average realizations for metallurgical and steam coal, as well as lower steam coal shipment volumes.

•
During the first nine months of 2013, Alpha’s coal shipments totaled 66.3 million tons, compared with 82.9 million tons in the year-ago period. Metallurgical coal shipments were 15.7 million tons year-to-date, compared with 15.4 million tons shipped during the first nine months of 2012. Shipments of PRB coal and Eastern steam coal were 28.8 million tons and 21.8 million tons, respectively, during the first nine months of 2013, compared with 35.2 million tons and 32.4 million tons, respectively, during the first nine months of 2012. The year-over-year decreases in shipments of PRB and Eastern steam coal primarily reflect Alpha’s efforts to match production with demand.

•
For the first nine months of 2013, the company-wide average realization was $49.65 per ton and the adjusted average cost of coal sales was $45.37 per ton, resulting in a $4.28 per ton (or 9 percent) adjusted coal margin. By comparison, company-wide average realizations in the first nine months of 2012 were $56.24 and the adjusted average cost of coal sales was $47.79, resulting in a $8.45 per ton (or 15 percent) adjusted coal margin. The decrease in adjusted coal margin was primarily attributable to lower per ton realizations across all of Alpha’s production, including Eastern metallurgical coal, Eastern steam coal and PRB production, partially offset by lower Eastern and Western adjusted costs of coal sales per ton.

Including the impact of a goodwill impairment charge of $253 million resulting from a longer than expected recovery period in the metallurgical markets and lower production and shipment levels compared with previous estimates, Alpha recorded a year-to-date net loss of $755 million or $3.42 per diluted share, compared with a net loss of $2.3 billion or $10.49 per diluted share in the first nine months of 2012. Excluding the various items detailed in the attached “Reconciliation of Adjusted Net Loss to Net Loss,” Alpha’s adjusted net loss was $360 million or $1.63 per diluted share for the first nine months of 2013, compared with an adjusted net loss of $165 million or $0.75 per diluted share for the first nine months of 2012. EBITDA for the first nine months of 2013 was a loss of $233 million, and Adjusted EBITDA, which excludes the various items detailed in the attached “Reconciliation of EBITDA and Adjusted EBITDA to Net Loss,” was $227 million, compared with an EBITDA loss and Adjusted EBITDA of $2.0 billion and $575 million, respectively, during the first nine months of 2012.

Liquidity and Capital Resources

Cash provided by operating activities for the quarter ended September 30, 2013 was $111 million, compared with cash provided by operating activities of $170 million for the third quarter of 2012. Capital expenditures for the third quarter of 2013 were $56 million, compared with $87 million in the third quarter of 2012.

As of the end of the third quarter of 2013, Alpha maintained total liquidity at approximately $2.0 billion, consisting of cash, cash equivalents and marketable securities of just over $1.0 billion, plus slightly more than $0.9 billion available under the company’s secured credit facility. Total long-term debt, including the current portion of long-term debt as of September 30, 2013, was approximately $3.4 billion.

Market Overview

After reaching what appears to have been a low point in the third quarter of 2013, market conditions for metallurgical coal have begun to improve, as evidenced by the $7 per metric tonne increase in the fourth quarter global benchmark price announced at $152 per tonne in September. The increase likely reflects the combination of an 89 percent year-over-year increase in Chinese seaborne metallurgical coal imports during the first nine months of 2013, as well as widespread production cutbacks which have been estimated at greater than 50 million metric tonnes worldwide since the beginning of 2012. The strong growth in Chinese seaborne imports is likely attributable to China’s 10 percent year-to-date growth in steel production, along with pricing arbitrage as domestic production has been nearly flat and Mongolian imports have fallen approximately six million metric tonnes while seaborne imports are on pace to increase by more than 25 million metric tonnes in 2013. China is currently on pace to account for an estimated 22 percent of the world’s consumption of seaborne metallurgical coal in 2013, and the incremental growth in China’s seaborne imports has essentially absorbed all incremental export growth from Australia, where shipment volumes have increased due to recovery from earlier storm impacts, the completion of new mining complexes and producers’ attempts to contain costs and recapture market share by maximizing metallurgical coal shipments.

Gradual recovery in Europe has resulted in increasing demand for metallurgical coal in the Western hemisphere after two years of contraction, which should bode well for U.S. producers supplying metallurgical coal into the Atlantic basin. The current global benchmark, although off of the recent apparent bottom, remains at levels that strain profitability or render uneconomic a portion of the world’s metallurgical coal production. In light of demand growth in China and signs of growth emerging in the Atlantic market, together with current pricing levels, most analysts are forecasting a gradual rise in metallurgical coal prices over the coming quarters; however, any slowdown in Chinese demand may prove to be a risk that could adversely impact a gradually improving supply/demand environment in the near-term.

Domestic utility inventories continued to trend lower during the third quarter of 2013, falling to an estimated 153 million tons by the end of September. Importantly, inventory levels as measured by days of burn are now below average at utilities served by both Northern Appalachian (NAPP) and the Powder

River Basin (PRB) coals, with NAPP coal inventory at 55 days of burn compared with the historical five-year average of 57 days at the end of September, and PRB inventory at 60 days of burn compared with the historical five-year average of 66 days. The decreasing inventory levels point to improving supply/demand dynamics which should lead to healthier market conditions in the near to intermediate-term. However, pricing currently remains constrained in both regions. In the PRB, pricing remains constrained due to latent capacity, and, while supply and demand for NAPP coal appears to be in a state of relative balance, pricing remains constrained due to the availability of relatively low-cost coal from other regions, primarily from the Illinois Basin.

Inventories of Central Appalachian (CAPP) thermal coals have also been decreasing but remain elevated at 119 days of burn at the end of September 2013, compared with the five-year historical average of 82 days of burn. However, most CAPP thermal coal production remains out of the money relative to natural gas at today’s prices, and demand for CAPP thermal coal continues to decline with utilities such as TVA and Southern Company announcing plans to decrease reliance on CAPP coal. We continue to believe that a significant portion of the decreased consumption of CAPP thermal coal is structural, driven by fuel switching in favor of gas, regulatory-driven plant retirements that are disproportionately impacting the regions served by CAPP coal, and encroachment of other lower cost coals, such as from the Illinois Basin. In light of decreased demand for CAPP thermal coals, Alpha significantly reduced its production of CAPP thermal coal beginning in 2012 and continuing through the most recent quarter. In addition to contracting activity in the domestic utility market, Alpha has recently placed approximately 4 million tons of CAPP thermal coal for 2014 with various European customers at prices tied to the API 2 index. As a result of these actions, Alpha’s current level of CAPP thermal coal production is approaching a level that Alpha believes to be sustainable over the intermediate term.

Outlook

Currently, Alpha expects to ship between 86 and 91 million tons during 2013, including 20 to 21 million tons of Eastern metallurgical coal, 28 to 30 million tons of Eastern steam coal, and 38 to 40 million tons of Western PRB coal. As of October 18, 2013, 96 percent of the midpoint of anticipated 2013 metallurgical coal shipments were committed and priced at an average per ton realization of $99.20, including over 1 million tons of crossover thermal coal at realizations slightly better than were available in the thermal markets, and 4 percent was committed and unpriced. Based on the midpoint of guidance, 100 percent of anticipated Eastern steam coal shipments were committed and priced at an average per ton realization of $62.07; and 100 percent of the midpoint of anticipated PRB shipments were committed and priced at an average per ton realization of $12.60. For 2013, Alpha has reduced its guidance ranges for its Eastern and Western adjusted cost of coal sales per ton. Guidance for Eastern cost of coal sales per ton has been reduced to a range of $71.00 to $73.00, down from the previous range of $72.00 to $76.00, and guidance for Western costs of coal sales per ton has been reduced to a range of $9.75 to $10.00 per ton, down from the previous range of $10.00 to $10.50 per ton. Guidance for DD&A has been reduced to a range of $825 million to $900 million compared to the previous range of $875 million to $950 million, and guidance for capital expenditures in 2013 has also been reduced to a range of $260 million to $290 million, down from the previous range of $275 million to $325 million. All other guidance for 2013 remains unchanged.

Alpha is introducing 2014 guidance, and currently anticipates total 2014 coal shipments between 79 and 90 million tons, including between 18 and 22 million tons of metallurgical coal, between 24 and 28 million tons of Eastern steam coal, and between 37 and 40 million tons of Western PRB coal. As of October 18, 2013, based on the midpoint of the current shipment volume guidance: 3 percent of Alpha’s anticipated 2014 metallurgical coal volume was committed and priced at average per-ton realizations of $86.20 which primarily represents a single legacy contract; 59 percent of Alpha’s anticipated 2014 Eastern steam coal volume was committed and priced at average per-ton realizations of $60.32; and 86 percent of Alpha’s anticipated 2014 PRB volume was committed and priced at average per-ton realizations of $12.32. Alpha currently expects that its adjusted cost of coal sales in the East will range between $64.00 and $70.00 per ton, and adjusted cost of coal sales in the West will range between $9.50 and $10.50 per ton. SG&A expense is anticipated to be within $110 million and $140 million in 2014, and DD&A is anticipated to be within $700 million and $800 million. Interest expense in 2014 is expected to remain relatively stable between $240 million and $255 million, and capital expenditures are expected to be in the $250 million to $350 million range.

Guidance
(in millions, except per ton and percentage amounts)

	2013	2014
Average per Ton Sales Realization on Committed and Priced Coal Shipments[1,2,3]
West	$12.60	$12.32
Eastern Steam	$62.07	$60.32
Eastern Metallurgical	$99.20	$86.20
Coal Shipments (tons)[3,4,5]	86 - 91	79 - 90
West	38 - 40	37 - 40
Eastern Steam	28 - 30	24 - 28
Eastern Metallurgical	20 - 21	18 - 22
Committed and Priced (%)[3,6]	99%	58%
West	100%	86%
Eastern Steam	100%	59%
Eastern Metallurgical	96%	3%
Committed and Unpriced (%)[3,6,7]	1%	16%
West	0%	0%
Eastern Steam	0%	12%
Eastern Metallurgical	4%	51%
West - Adjusted Cost of Coal Sales per Ton[8]	$9.75 - $10.00	$9.50 - $10.50
East - Adjusted Cost of Coal Sales per Ton[8]	$71.00 - $73.00	$64.00 - $70.00
Selling, General & Administrative Expense	$140 - $160	$110 - $140
Depletion, Depreciation & Amortization	$825 - $900	$700 - $800
Interest Expense	$235 - $245	$240 - $255
Capital Expenditures[9]	$260 - $290	$250 - $350

Notes:

1.	Based on committed and priced coal shipments as of October 18, 2013.

2.
Actual average per ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per ton realizations.

3.	Contain estimates of future coal shipments based upon contract terms and anticipated delivery schedules. Actual coal shipments may vary from these estimates.

4.	Eastern shipments in 2013 and 2014 include an estimated 0.5 to 1.0 million tons of brokered coal.

5.
The 2013 shipment range for Eastern steam coal reflects the impact of a September/October longwall moves and remediation work during the third quarter at the Cumberland mine and a longwall move at the Emerald mine in September/October. The 2014 shipment range for Eastern steam coal reflects the impact of a June/July longwall move at the Cumberland mine and longwall moves at the Emerald mine in March and late December.

6.	As of October 18, 2013, compared with the midpoint of shipment guidance range.

7.
In 2014, committed and unpriced Eastern tons include approximately 10.3 million tons of metallurgical coal subject to market pricing, and approximately 3.2 million tons of steam coal subject to average indexed pricing estimated at approximately $52.44 per ton.

8.	Actual results may be adjusted for various items, such as merger-related expenses, that cannot reasonably be predicted, and Alpha is unable to provide guidance for such items.

9.	Includes the annual bonus bid payment on the Federal Lease by Application for the Belle Ayr mine of $42 million.

About Alpha Natural Resources
Alpha Natural Resources is one of the largest and most regionally diversified coal suppliers in the United States. With mining operations in Virginia, West Virginia, Kentucky, Pennsylvania and Wyoming, Alpha supplies metallurgical coal to the steel industry and thermal coal to generate power to customers on five continents.  Alpha is committed to being a leader in mine safety with our Running Right safety process, and an environmental steward in the communities where we operate. For more information, visit Alpha’s official website at www.alphanr.com.

Forward Looking Statements
This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	our liquidity, results of operations and financial condition;

•	decline in coal prices;

•	worldwide market demand for coal, electricity and steel;

•	utilities switching to alternative energy sources such as natural gas, renewables and coal from basins where we do not operate;

•	our production capabilities and costs;

•	availability of mining and processing equipment and parts;

•
changes in environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers' coal usage, including potential climate change initiatives;

•	changes in safety and health laws and regulations and their implementation, and the ability to comply with such changes;

•	competition in coal markets;

•	regulatory and court decisions;

•	our ability to obtain, maintain or renew any necessary permits or rights, and our ability to mine properties due to defects in title on leasehold interests;

•	global economic, capital market or political conditions, including a prolonged economic downturn in the markets in which we operate and disruptions in worldwide financial markets;

•	the outcome of pending or potential litigation or governmental investigations, including with respect to the Upper Big Branch explosion;

•	our relationships with, and other conditions affecting, our customers, including the inability to collect payments from our customers if their creditworthiness declines;

•	changes in, renewal or acquisition of and terms of and performance of customers under coal supply arrangements;

•	reductions or increases in customer coal inventories and the timing of those changes;

•	inherent risks of coal mining beyond our control, and our ability to fully utilize our energy assets;

•	cybersecurity attacks or failures, threats to physical security, extreme weather conditions or other natural disasters;

•	the geological characteristics of the Powder River Basin, Central and Northern Appalachian coal reserves;

•	the inability of our third-party coal suppliers to make timely deliveries and the refusal by our customers to receive coal under agreed contract terms;

•	disruptions in delivery or changes in pricing from third party vendors of key equipment and materials that are necessary for our operations, such as diesel fuel, steel products, explosives and tires;

•	inflationary pressures on supplies and labor;

•	funding for and changes in postretirement benefit obligations, pension obligations, including multi-employer pension plans, and federal and state black lung obligations;

•	increased costs and obligations potentially arising from the Patient Protection and Affordable Care Act;

•	reclamation, water treatment and mine closure obligations;

•	our assumptions concerning economically recoverable coal reserve estimates;

•	significant or rapid increases in commodity prices;

•	railroad, barge, truck and other transportation availability, performance and costs;

•	disruption in coal supplies;

•
attract and retain key personnel and other employee workforce factors, such as labor relations, our ability to negotiate new United Mine Workers of America ("UMWA") wage agreements on terms acceptable to us, increased unionization of our workforce in the future, and any strikes by our workforce;

•	future legislation and changes in regulations, governmental policies or taxes or changes in interpretation thereof;

•
our ability to integrate successfully operations that we have acquired or developed with our existing operations, as well as those operations that we may acquire or develop in the future, or the risk that any such integration could be more difficult, time-consuming or costly than expected;

•	the consummation of financing transactions, acquisitions or dispositions and the related effects on our business and financial position;

•	indemnification of certain obligations not being met;

•	fair value of derivative instruments not accounted for as hedges that are being marked to market;

•	our substantial indebtedness and potential future indebtedness;

•	restrictive covenants in our secured credit facility and the indentures governing our outstanding debt securities;

•	certain terms of our outstanding debt securities, including any conversions of our convertible senior debt securities, that may adversely impact our liquidity;

•	our ability to obtain or renew surety bonds on acceptable terms or maintain self-bonding status;

•	goodwill impairment charges; and

•
other factors, including the other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013.

These and other risks and uncertainties are discussed in greater detail in Alpha’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Alpha to predict these events or how they may affect the Company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.  In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

Investor Contact
Todd Allen, CFA
Vice President, Investor Relations
276-739-5328
tallen@alphanr.com

Media Contact
Steve Higginbottom
Director, Media Relations
276-285-2037
SHigginbottom@alphanr.com

FINANCIAL TABLES FOLLOW

Use of Non-GAAP Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, Alpha has presented the following non-GAAP financial measures, which management uses to gauge operating performance: EBITDA, adjusted EBITDA, adjusted net loss, adjusted diluted loss per common share, adjusted cost of coal sales per ton, adjusted coal margin per ton, and adjusted weighted average coal margin per ton.   These non-GAAP financial measures exclude various items detailed in the attached “Reconciliation of EBITDA and Adjusted EBITDA to Net Loss” and “Reconciliation of Adjusted Net Loss to Net Loss.”

The definition of these non-GAAP measures may be changed periodically by management to adjust for significant items important to an understanding of operating trends.  These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company’s performance that management finds useful in assessing the company’s financial performance and believes are useful to securities analysts, investors and others in assessing the Company’s performance over time.  Moreover, these measures are not calculated identically by all companies and therefore may not be comparable to similarly titled measures used by other companies.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Revenues:
Coal revenues	$1,028,847	$1,455,702	$3,292,412	$4,660,541
Freight and handling revenues	135,931	154,450	448,316	597,157
Other revenues	26,316	23,657	119,080	158,833
Total revenues	1,191,094	1,633,809	3,859,808	5,416,531

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	988,995	1,259,174	3,082,330	4,080,964
Freight and handling costs	135,931	154,450	448,316	597,157
Other expenses	120,698	13,357	155,479	43,194
Depreciation, depletion and amortization	196,292	238,894	650,021	797,516
Amortization of acquired intangibles, net	2,748	(11,682)	908	(64,480)
Selling, general and administrative expenses (exclusive of depreciation,
depletion and amortization shown separately above)	38,899	49,604	120,664	160,626
Asset impairment and restructuring	2,017	13,676	24,358	1,028,610
Goodwill impairment	253,102	—	253,102	1,525,332
Total costs and expenses	1,738,682	1,717,473	4,735,178	8,168,919

Loss from operations	(547,588)	(83,664)	(875,370)	(2,752,388)

Other income (expense):
Interest expense	(62,233)	(47,345)	(182,587)	(139,313)
Interest income	1,008	1,328	3,133	3,749
Gain (loss) on early extinguishment of debt	158	—	(33,039)	—
Miscellaneous income, net	7,277	353	24,131	1,619
Total other expense, net	(53,790)	(45,664)	(188,362)	(133,945)

Loss before income taxes	(601,378)	(129,328)	(1,063,732)	(2,886,333)
Income tax benefit	143,137	83,182	309,022	576,765
Net loss	$(458,241)	$(46,146)	$(754,710)	$(2,309,568)

Loss per common share:
Basic loss per common share:	$(2.07)	$(0.21)	$(3.42)	$(10.49)
Diluted loss per common share:	$(2.07)	$(0.21)	$(3.42)	$(10.49)

Weighted average shares outstanding:
Weighted average shares--basic	220,960,449	220,417,448	220,850,020	220,167,198
Weighted average shares--diluted	220,960,449	220,417,448	220,850,020	220,167,198

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Sales, Operations and Financial Data
(In Thousands, Except Per Ton and Percentage Data)
(Unaudited)

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2013	June 30, 2013	September 30, 2012	2013	2012

Tons sold (1):
Powder River Basin	10,087	8,785	13,219	28,825	35,152
Eastern steam	6,726	7,152	9,849	21,779	32,368
Eastern metallurgical	5,034	5,620	4,860	15,705	15,353
Total	21,847	21,557	27,928	66,309	82,873

Average realized price per ton sold (2)(9):
Powder River Basin	$12.58	$12.37	$12.87	$12.67	$12.92
Eastern steam	$63.21	$62.54	$66.40	$62.51	$66.32
Eastern metallurgical	$94.73	$100.95	$129.96	$99.70	$134.15
Weighted average total	$47.09	$52.10	$52.12	$49.65	$56.24

Coal revenues:
Powder River Basin	$126,865	$108,633	$170,160	$365,188	$454,334
Eastern steam	425,097	447,246	653,948	1,361,387	2,146,788
Eastern metallurgical	476,885	567,297	631,594	1,565,837	2,059,419
Total coal revenues	$1,028,847	$1,123,176	$1,455,702	$3,292,412	$4,660,541

Adjusted cost of coal sales per ton (3)(7)(8)(11):
Powder River Basin	$9.29	$10.08	$9.40	$9.79	$10.39
East (4)	$74.52	$74.42	$75.93	$72.73	$75.34
Adjusted weighted average total	$44.40	$48.20	$44.44	$45.37	$47.79

Adjusted weighted average coal margin per ton (9)	$2.69	$3.90	$7.68	$4.28	$8.45
Adjusted weighted average coal margin percentage (10)	5.7%	7.5%	14.7%	8.6%	15.0%

Cost of coal sales per ton (3)(7)(11):
Powder River Basin	$9.29	$10.08	$9.40	$9.79	$10.39
East (4)	$74.93	$76.41	$75.84	$73.60	$76.65
Weighted average total	$44.62	$49.38	$44.39	$45.86	$48.54

Weighted average coal margin per ton (5)	$2.47	$2.72	$7.73	$3.79	$7.70
Weighted average coal margin percentage (6)	5.2%	5.2%	14.8%	7.6%	13.7%

Net cash provided by operating activities	$111,083	$2,098	$170,298	$178,579	$305,647
Capital expenditures	$56,123	$62,820	$87,348	$163,129	$332,592

(1) Stated in thousands of short tons.
(2) Coal revenues divided by tons sold. This statistic is stated as free on board (FOB) at the processing plant.
(3) Cost of coal sales divided by tons sold. The cost of coal sales per ton only includes costs in our Eastern and Western Coal Operations.
(4) East includes the Company's operations in Central Appalachia (CAPP) and Northern Appalachia (NAPP).
(5) Weighted average total sales realization per ton less weighted average total cost of coal sales per ton.
(6) Weighted average coal margin per ton divided by weighted average total sales realization per ton.
(7) Amounts per ton calculated based on unrounded revenues, cost of coal sales and tons sold.
(8) For the three months ended September 30, 2013, June 30, 2013, and September 30, 2012, and for the nine months ended September 30, 2013 and
September 30, 2012, adjusted cost of coal sales per ton for East includes adjustments to exclude the impact of certain charges set forth in the table below.
(9) Weighted average total sales realization per ton less adjusted weighted average total cost of coal sales per ton.
(10) Adjusted weighted average coal margin per ton divided by weighted average total sales realization per ton.
(11) Adjusted cost of coal sales per ton for our Eastern Operations reconciled to their unadjusted amounts is as follows:

	Three months ended			Nine months ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Cost of coal sales per ton-East	$74.93	$76.41	$75.84	$73.60	$76.65
Impact of provision for regulatory costs	—	(1.82)	—	(0.62)	—
Impact of merger-related expenses	(0.41)	(0.17)	0.09	(0.25)	(1.26)
Impact of write-off of weather-related property damage	—	—	—	—	(0.05)
Adjusted cost of coal sales per ton-East	$74.52	$74.42	$75.93	$72.73	$75.34

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets and Supplemental Liquidity Data
(In Thousands)
(Unaudited)

	September 30, 2013	December 31, 2012

Cash and cash equivalents	$668,102	$730,723
Trade accounts receivable, net	299,950	418,166
Inventories, net	333,111	398,060
Short-term marketable securities	350,721	297,452
Prepaid expenses and other current assets	475,599	488,821
Total current assets	2,127,483	2,333,222
Property, equipment and mine development costs, net	1,897,685	2,219,016
Owned and leased mineral rights and land, net	7,194,116	7,428,192
Goodwill, net	308,651	567,665
Long-term marketable securities	2,250	755
Other non-current assets	566,820	540,956
Total assets	$12,097,005	$13,089,806

Current portion of long-term debt	$29,016	$95,015
Trade accounts payable	224,893	255,191
Accrued expenses and other current liabilities	1,002,415	872,402
Total current liabilities	1,256,324	1,222,608
Long-term debt	3,344,736	3,291,037
Pension and postretirement medical benefit obligations	1,005,163	1,195,187
Asset retirement obligations	813,443	763,482
Deferred income taxes	790,529	971,001
Other non-current liabilities	514,120	678,676
Total liabilities	7,724,315	8,121,991

Total stockholders' equity	4,372,690	4,967,815
Total liabilities and stockholders' equity	$12,097,005	$13,089,806

	As of
	September 30, 2013	December 31, 2012
Liquidity ($ in 000's):
Cash and cash equivalents	$668,102	$730,723
Marketable securities with maturities of less than one year	350,721	297,452
Marketable securities with maturities of greater than one year	2,250	755
Total cash, cash equivalents and marketable securities	1,021,073	1,028,930
Unused revolving credit and A/R securitization facilities (1)	949,379	1,023,300
Total liquidity	$1,970,452	$2,052,230

(1) The revolving credit facility is subject to a minimum liquidity requirement of $300 million and we terminated the A/R facility in May, 2013.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2013	2012

Operating activities:
Net loss	$(754,710)	$(2,309,568)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Depreciation, depletion, accretion and amortization	733,282	878,924
Amortization of acquired intangibles, net	908	(64,480)
Mark-to-market adjustments for derivatives	1,312	(12,820)
Stock-based compensation	18,360	3,945
Goodwill impairment	253,102	1,525,332
Asset impairment and restructuring	24,358	1,028,610
Employee benefit plans, net	43,352	56,033
Loss on early extinguishment of debt	33,039	—
Deferred income taxes	(306,488)	(577,744)
Other, net	(16,020)	(16,271)
Changes in operating assets and liabilities:
Trade accounts receivable, net	118,216	186,737
Inventories, net	61,116	34,826
Prepaid expenses and other current assets	30,728	170,642
Other non-current assets	7,052	(729)
Trade accounts payable	(28,332)	(195,607)
Accrued expenses and other current liabilities	152,816	(342,838)
Pension and postretirement medical benefit obligations	(36,647)	(35,667)
Asset retirement obligations	(31,519)	(37,611)
Other non-current liabilities	(125,346)	13,933
Net cash provided by operating activities	178,579	305,647

Investing activities:
Capital expenditures	(163,129)	(332,592)
Acquisition of mineral rights under federal leases	—	(53,501)
Purchases of marketable securities	(738,800)	(419,275)
Sales of marketable securities	680,452	307,137
Purchase of equity-method investments	—	(10,100)
Other, net	7,075	7,420
Net cash used in investing activities	(214,402)	(500,911)

Financing activities:
Proceeds from borrowings on long-term debt	964,369	—
Principal repayments of long-term debt	(951,894)	(30,000)
Principal repayments of capital lease obligations	(12,604)	(3,862)
Debt issuance costs	(24,317)	(6,737)
Common stock repurchases	(1,352)	(6,985)
Other	(1,000)	(830)
Net cash used in financing activities	(26,798)	(48,414)

Net decrease in cash and cash equivalents	$(62,621)	$(243,678)
Cash and cash equivalents at beginning of period	$730,723	$585,882
Cash and cash equivalents at end of period	$668,102	$342,204

This information is intended to be reviewed in conjunction with the company's filings with the U. S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of EBITDA and Adjusted EBITDA to Net Loss
(In Thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2013	June 30, 2013	September 30, 2012	2013	2012

Net loss	$(458,241)	$(185,681)	$(46,146)	$(754,710)	$(2,309,568)
Interest expense	62,233	60,953	47,345	182,587	139,313
Interest income	(1,008)	(1,099)	(1,328)	(3,133)	(3,749)
Income tax benefit	(143,137)	(89,527)	(83,182)	(309,022)	(576,765)
Depreciation, depletion and amortization	196,292	214,716	238,894	650,021	797,516
Amortization of acquired intangibles, net	2,748	3,591	(11,682)	908	(64,480)
EBITDA	(341,113)	2,953	143,901	(233,349)	(2,017,733)
Goodwill impairment	253,102	—	—	253,102	1,525,332
Asset impairment and restructuring	2,017	11,265	13,676	24,358	1,028,610
Change in fair value and settlement of derivative instruments	(1,865)	(10,974)	28,581	(7,671)	(15,385)
Merger related expense (benefit)	119,824	6,432	(7,640)	122,725	52,185
Provision for regulatory costs	—	25,000	—	25,000	—
Loss on assets contributed to equity affiliate	1,622	8,495	—	10,117	—
(Gain) loss on early extinguishment of debt	(158)	33,197	—	33,039	—
Impact of write-off of weather-related property damage	—	—	—	—	2,300
Adjusted EBITDA	$33,429	$76,368	$178,518	$227,321	$575,309

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of Adjusted Net Loss to Net Loss
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2013	June 30, 2013	September 30, 2012	2013	2012

Net loss	$(458,241)	$(185,681)	$(46,146)	$(754,710)	$(2,309,568)
Goodwill impairment	253,102	—	—	253,102	1,525,332
Asset impairment and restructuring	2,017	11,265	13,676	24,358	1,028,610
Change in fair value and settlement of derivative instruments	(1,865)	(10,974)	28,581	(7,671)	(15,385)
Merger related expense (benefit)	119,824	6,432	(7,640)	122,725	52,185
Provision for regulatory costs	—	25,000	—	25,000	—
Loss on assets contributed to equity affiliate	1,622	8,495	—	10,117	—
Gain (loss) on early extinguishment of debt	(158)	33,197	—	33,039	—
Impact of write-off of weather-related property damage	—	—	—	—	2,300
Amortization of acquired intangibles, net	2,748	3,591	(11,682)	908	(64,480)
Estimated income tax effect of above adjustments	(45,873)	(17,944)	(10,401)	(66,494)	(398,519)
Discrete tax charge from valuation allowance adjustment	(5,070)	5,601	(2,048)	2,614	20,706
Discrete tax charge from state statutory tax rate and apportionment change, net of federal tax impact	(2,524)	—	—	(2,524)	(6,397)
Adjusted net loss	$(134,418)	$(121,018)	$(35,660)	$(359,536)	$(165,216)

Weighted average shares--diluted	220,960,449	220,840,989	220,417,448	220,850,020	220,167,198

Adjusted diluted loss per common share	$(0.61)	$(0.55)	$(0.16)	$(1.63)	$(0.75)

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.